Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is amended and restated effective as of                            , 2008, by and between EAST WEST BANK, a California banking corporation (the “Company”), and                              (the “Employee”), with respect to the following facts:

A.                                   The Company desires to be assured of the continued association and services of the Employee in order to take advantage of his experience, knowledge and abilities in the Company’s business, and is willing to employ the Employee, and the Employee desires to be so employed, on the terms and conditions set forth in the Agreement.

B.                                     The Employee from time to time in the course of his employment may learn trade secrets and other confidential information concerning the Company, and the Company desires to safeguard such trade secrets and confidential information against unauthorized use and disclosure.

ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.                                       EMPLOYMENT

1.1                                 Employment.  The Company hereby employs the Employee as                                   , and the Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of the Agreement such services as are required hereunder.

1.2                                 Duties.  The Employee shall render such management services to the Company, and shall perform such duties and acts, in each case consistent with his position as                                     , as reasonably may be required by the Company’s Board of Directors (the “Board”) in connection with any aspect of the Company’s business.  The Employee will have such authority, power, responsibilities and duties as are inherent to his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

1.3                                 Service to Others.  During the period in which the Employee is employed by the Company, the Employee shall devote substantially all of his productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company’s business, and shall not, without the prior written consent of the Board, perform such services, for any person other than the Company, which would materially interfere with the performance of his duties hereunder.  Notwithstanding the foregoing provisions of this Section 1.3, while the Employee is employed by the Company, he may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar activities, to the extent that such other activities do not inhibit or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way with the business or interests of the Company; provided, however, that the Employee shall not serve on the board of any business, or hold any other position with any business without the consent of the Board.

1.4                                 Place of Performance.  In connection with his employment with the Company, the Employee will be based at the principal executive offices of the Company located in the greater Los Angeles metropolitan area.

2.                                       COMPENSATION

2.1                                 Compensation.  As the total consideration for the services which the Employee renders hereunder, the Employee shall be entitled to the following:

(a)                                  An annual base salary of                                              ($                ), less income tax and other applicable withholdings, payable in installments consistent with the payments practices generally applicable to employees of the Company; provided, however, that effective as of each January 1 during the term of the Employee’s employment by the Company, the Board and the Employee shall review the annual base salary and, if appropriate, revise the same (provided that in no event shall the Salary of the Employee be reduced to an amount that is less than $                                 per year, or to an amount that is less than the amount that he was previously receiving).

(b)                                 An annual bonus for each fiscal year of the Company, payable not more than seventy-four (74) days after the end of the fiscal year.  The amount of the bonus for each year shall equal              percent (    %) of the Employee’s annual base salary if the target level of performance criteria is realized, with a greater percentage payable if performance exceeds the target level and a lesser percentage payable if performance is at least at the minimum level but less than target).  The exact amount of such increased or reduced percentage shall be equal to the percentage by which actual performance is below or above the target level criteria.  The performance criteria for determining the bonus shall be based on achievement of the financial budget for the Company, and such additional criteria as may be determined by the Board after consultation with the Employee.  For as long as the U.S. Department of the Treasury holds an equity or debt position in the Company, which position was acquired pursuant to the Capital Purchase Program under the Troubled Asset Relief Program, any bonus paid to the Employee by the Company shall be subject to recovery, or clawback, by the Company, if the payment of such bonus was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, within the meaning of Section 111(b)(2)(B) of the Emergency Economic Stabilization Act of 2008 (“EESA”) and any authorities promulgated thereunder.

(c)                                  Participation in all benefit plans or programs sponsored by the Company for executive officers in general, including, without limitation, participation in any group health, medical reimbursement, dental, disability, accidental death or dismemberment or life insurance plan (the costs, including premiums, of which shall be paid exclusively by the Company), vacation, sick leave, pension, profit sharing and salary continuation plans (including without limitation, the non qualified deferred compensation plan and the 401(k) match restoration plan); provided that the plans and programs shall be maintained by the Company on terms no less favorable to the Employee than those plans and programs in effect on the date hereof.

(d)                                 Reimbursement of any and all reasonable and documented expenses incurred by the Employee from time to time in the performance of his duties hereunder.

(e)                                  Four (4) weeks paid vacation per year, and all paid holidays observed by the Company.  In scheduling vacations the Employee shall take into consideration the needs and activities of the Company.  If the Employee has not been absent from the Company for two consecutive weeks in the preceding twelve months, no less than two weeks shall be taken consecutively.

(f)                                    All initiation fees and membership dues associated with the Employee’s membership in professional, country, social and other clubs as may be approved by the Chairman of the Board (or, if the Employee is the Chairman, such other member or members of the Board as may be determined by the Board), subject to compliance with Section 5.

(g)                                 The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Employee and the Employee’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Employee may become subject which arise out of, are based upon or relate to the Employee’s employment by the Company (and any predecessor company to the Company), or the Employee’s service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company), including without limitation reimbursement for any legal or other expenses reasonably incurred by the Employee in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities.  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Employee shall be covered under such insurance to the same extent as other senior management employees of the Company.

(h)                                 Illness.  Subject to the limitations contained in Section 3.4, if the Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness, he shall continue to receive all payments provided in the Agreement; provided, however, that any such payments may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs.

3.                                       TERM OF EMPLOYMENT AND TERMINATION

3.1                                 Term.  Unless sooner terminated pursuant to Section 3.4 of the Agreement, the term of employment under the Agreement shall be for a period commencing on the date hereof and ending on the third anniversary date thereof; provided, however, that such term of employment automatically shall be renewed daily, such that at any time the remaining term shall be equal to three years.  However, additional day-to-day renewals may be terminated by either party by delivering written notice of such termination to the other party; provided that such cessation of the automatic renewals shall be effective on the date specified in such written notice; and further provided that such cessation of the automatic renewals by the Board shall be effective only if it is pursuant to a performance evaluation of the Employee by the Board or a finding by a bank regulatory authority in a report of examination or otherwise that management of the Company is unsatisfactory or inadequate.

3.2                                 At Will Employment.  Each party hereby acknowledges and agrees that, except as expressly set forth in Section 3.4, (i) the Employee’s employment under this Agreement is AT WILL and can be terminated at the option of either the Company or the Employee in their sole and absolute discretion, for any or no reason whatsoever, with or without cause, and (ii) no representations, warranties or assurances have been made concerning the length of such employment by the Company.

3.3                                 EESA Compliance.  Notwithstanding anything to the contrary contained herein, the Employee shall not be entitled to the payment of any severance benefit to the extent that such payment shall be deemed a “golden parachute payment” as defined in Section 359.1(f) of the Federal Deposit Insurance Corporation Rules and Regulations, or as defined in Section 111(b)(2)(C) of EESA and any authorities promulgated thereunder. Any severance benefit payable pursuant to the terms of this Agreement shall be reduced only to the extent necessary to cause all severance payments payable to the Employee by the Company to not constitute prohibited “golden parachute payments,” only to the extent necessary to comply with the above requirements.

3.4                                 Duties Upon Termination.

(a)                                  In the event that employment under the Agreement is terminated, neither the Company nor the Employee shall have any remaining duties or obligations hereunder, except that (i) the Company shall pay, on the date of such termination of employment, to the Employee, or his estate, such compensation as is due pursuant to Section 2.1, prorated through the date of termination, (ii) the Employee shall continue to be bound by Section 4 of the Agreement and (iii) in the event that such employment is terminated (A) by the Company for any reason other than “for cause” (as defined below) or (B) by the Employee with “just reason” (as defined below), the Company shall pay or provide to the Employee, or his estate, (I) a lump sum payment, not later than thirty days after such termination of employment, equal to the greater of (A) the remaining payments due to the Employee under this contract, including the contributions that would have been made on the Employee’s behalf to any employee benefit plans of the Company during the remaining term of the agreement or (B) three times the sum of the Employee’s annual salary rate in effect on the date of termination plus the annual bonus for the most recent fiscal year prior to the fiscal year in which occurs the Employee’s termination of employment, and (II) participation in all benefit plans and programs sponsored by the Company for executive officers in general, all as set forth in Section 2.1(c) for a period of three (3) years from the date of termination.  All long-term incentive compensation shall vest at the date of such termination of employment, and shall be payable according to the terms of the applicable plan.

(b)                                 The Company shall be deemed to have terminated the employment of the Employee “for Cause” if, but only if, such termination (i) shall result solely from the Employee’s continued and willful failure or refusal to substantially perform his duties in accordance with the terms of the Agreement and shall have been approved by 66.66% of the

Board (excluding the Employee); provided, however, that the Employee first shall have received written notice specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after the Employee shall have had reasonable opportunity (but in no event less than thirty (30) days) to correct the same; (ii) the Employee is subject to a removal proceedings brought by a bank regulatory authority; or (iii) the Employee is formally charged with a felony involving dishonesty or moral turpitude; provided, however, that in the case of clause (ii) next above, if the removal proceeding is unsuccessful, or in the case of clause (iii) next above, if the Employee is not convicted of the felony, the Employee shall not be treated as having been terminated “for Cause” and shall be entitled to prompt payment of all amounts described in clause 3.4(a)(iii).  For purposes of this paragraph (b), no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

(c)                                  The Employee shall be deemed to have terminated his employment with “just reason” if such termination shall result, in whole or in part, from any of the following events, without the Employee’s prior written consent:

(i)                                   the breach by the Company of any material provision of this Agreement;

(ii)                                receipt by the Employee of a notice from the Company that the Company intends to terminate employment under this Agreement;

(iii)                             the failure of a successor or assign of the Company’s rights under this Agreement to assume the Company’s duties hereunder;

(iv)                            the Company directs the Employee to perform any unlawful act;

(v)                               the Employee ceases to be a member of the Board;

(vi)                            the Employee’s duties are materially reduced.

(vii)                         a relocation of the Employee’s principal place of employment by more than 25 miles by automobile from 135 N. Los Robles Avenue, Pasadena, CA 91101; or

(viii)                      liquidation or dissolution of the Bank;.

(d)                                 The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  The Company shall not be entitled to set off against the amounts payable to the Employee under this Agreement any amounts owed to the Company by the Employee, any amounts earned by the

Employee in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Employee in other employment had he sought such other employment.

3.5                                 Excise Tax Gross-Up.

(a)                                  Subject to Section 3.3, if the Employee becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Code Section 4999, or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to the Employee at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by the Employee, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 3.6, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in the Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made

(b)                                 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)                                     The Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to the Employee, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3) or are otherwise not subject to the Excise Tax.

(ii)                                  The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Code Section 280G(b)(1) (after applying clause (i) above).

(iii)                               The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

(c)                                  For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in the Employee’s adjusted gross income.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Employee or otherwise realized as a benefit by the Employee) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)                                 The Gross-up Payment provided for above shall be paid on the thirtieth (30th) day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B)), as soon as the amount thereof can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).  If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment.  The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereof); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.  The Employee shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.  Notwithstanding the foregoing, all Gross-up Payments and adjustments shall be paid no later than the end of the calendar year following the year in which the Executive remits the related taxes to applicable taxing authorities in compliance with Code Section 409A.

4.                                       TRADE SECRETS

4.1                                 Trade Secrets.  The Employee shall not, without the prior written consent of the Board in each instance, disclose or use in any way, during the term of his employment by the Company and for one (1) year thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the “Trade Secrets”) including, without limitation, any information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, accounting, marketing, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the Company transacts business or is acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company ; provided, however, that, following termination of employment, the Employee shall be entitled to retain a copy of any rolodex or other compilation maintained by him of the names of business contacts with their addresses, telephone numbers and similar information.

4.2                                 Tangible Items.  All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Board in each instance, and the same shall be promptly returned to the Company by the Employee on the expiration or termination of his employment by the Company or at any time prior thereto upon the request of the Company.

4.3                                 Injunctive Relief.  The Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of this Section 4 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

4.4                                 “Company”.  For the purposes of this Section 4 of the Agreement only, the term “Company” shall mean collectively East West Bank, a California banking corporation, and its successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

5.                                       Compliance with Internal Revenue Code Section 409A.

(a)                                  Unless otherwise expressly provided, any payment of compensation by Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Internal Revenue Code Section 409A (“Code Section 409A”)).  Such amounts shall not be subject to the requirements of subsection (a) above applicable to “nonqualified deferred compensation.”

(b)                                 All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A.  In the event that the Employee is determined to be a “key employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be paid only after the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Employee’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(c)                                  Section (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Employee’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Date of Termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which the Date of Termination occurs.

(d)                                 All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Employee incurs such expenses, and the Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.                                       MISCELLANEOUS

6.1                                 Severable Provisions.  The provisions of the Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

6.2                                 Successors and Assigns.  All of the terms, provisions and obligations of the Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  Notwithstanding the foregoing, neither the Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by the Employee without the prior written consent of the Board in each instance.

6.3                                 Governing Law.  The validity, construction and interpretation of the Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed within that State.

6.4                                 Headings.  Section and subsection headings are not to be considered part of the Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of the Agreement or the intent of any provisions hereof.

6.5                                 Entire Agreement.  The Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of the Agreement.  No supplement, modification, waiver or termination of the Agreement shall be valid unless executed by each party to be bound thereby.  No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.6                                 Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answerback or telephonic confirmation is received.  Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

6.7                                 Attorneys’ Fees.  The Company will reimburse the Employee for the reasonable attorney fees incurred in connection with the negotiation of this Agreement.  In the event any party takes legal action to enforce any of the terms of the Agreement, the unsuccessful party to such action shall pay the successful party’s expenses, including attorneys’ fees, incurred in such action.

6.8                                 Third Parties.  Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of the Agreement.

6.9                                 Arbitration.  Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of California.  The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of California and, if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Los Angeles.  The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof.  Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days’ prior written notice of its intent to do so.

6.10                           Construction.  This Agreement was reviewed by legal counsel for each party hereto and is the product of informed negotiations between the parties hereto.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties.  Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

6.11                           Consent to Jurisdiction.  Subject to Section 6.9, each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 6.6. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

6.12                           Legal Counsel.  EACH PARTY HEREBY ACKNOWLEDGES THAT IN CONNECTION WITH THIS AGREEMENT IT HAS SOUGHT THE ADVICE OF SUCH

INDEPENDENT LEGAL COUNSEL AS IT SHALL HAVE DETERMINED TO BE NECESSARY OR ADVISABLE IN ITS SOLE AND ABSOLUTE DISCRETION.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the date and year first set forth above.

EAST WEST BANK

By:

Authorized Representative
135 N. Los Robles Avenue, 7th Floor
Pasadena, California 91101
Telecopier Number: (626) 243-1282

Telecopier Number: